Exhibit 10.1
FIRST AMENDMENT TO
THE FIFTH AMENDED AND RESTATED
SYSCO CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN
     THIS FIRST AMENDMENT TO THE FIFTH AMENDED AND RESTATED SYSCO CORPORATION EXECUTIVE DEFERRED COMPENSATION PLAN (this “Amendment”).
     WHEREAS, Sysco Corporation (“Sysco”) has adopted that certain Fifth Amended and Restated Sysco Corporation Executive Deferred Compensation Plan (the “Plan”) pursuant to a plan document effective generally as of July 2, 2008; and
     WHEREAS, pursuant to Section 9.1 of the Plan, the Board of Directors of Sysco may amend the Plan at any time by an instrument in writing; and
     WHEREAS, the Board of Directors of Sysco has determined to amend the Plan to (i) consistent with the transition relief provided under Treasury Notice 2007-86, provide Participants with a one-time opportunity during calendar year 2008 to elect to receive a distribution of all or a portion of their vested balances under the Plan during calendar year 2009; (ii) clarify the definition of when a “separation from service” occurs under the Plan; and (iii) clarify the procedure for processing In-Service Distributions under the Plan.
     NOW, THEREFORE, the Plan is hereby amended as follows, effective as of July 2, 2008:
     (Capitalized terms used but not otherwise defined herein shall have the meaning given them in the Plan.)
     1. Article I of the Plan is hereby amended by deleting the definition of “Separation from Service” and replacing it with the following:
     “Separation from Service. “Separation from Service” means a “separation from service” within the meaning of Section 409A. For Separations from Service occurring on or after January 1, 2009, a Participant shall be presumed to have experienced a “separation from service” as a result of a termination of employment if the level of bona fide services performed by the Participant for Sysco or a Subsidiary decreases to a level equal to twenty-five percent (25%) or less of the average level of services performed by the Participant during the immediately preceding thirty-six (36) month period, taking into account any periods of performance excluded by the Treasury Regulations.”
     2. Article IV of the Plan is hereby amended by deleting Section 4.7(a) in its entirety and replacing it with the following:
     “(a) Crediting of Interest or Deemed Investment Earnings or Losses Prior to Commencement of Distributions. The Participant’s Account shall continue to be credited or debited with Investment earnings or losses until (i) with respect to distribution events other than In-Service Distributions, the later to occur of (x) the date of the event giving rise to the distribution; or (y) the last day of the month preceding the month in which distributions will commence; and (ii) with respect to an In-Service Distribution, the date that is three (3) weeks prior to the In-Service Distribution Date with respect to such In-Service Distribution (the “Conversion Date”), at which time the deemed Investments of the portion of the Participant’s Account attributable to Deferrals, other than amounts invested in the Default Investment, shall be treated as sold and credited with a dollar value in accordance with Section 4.4(c) and invested in the Default Investment. For the period beginning on the Conversion Date and ending on the day immediately before the date on which distributions commence, the portion of the Participant’s Account attributable to Deferrals shall be credited with earnings as provided in Section 4.5. For purposes of this Section 4.7(a), for the period prior to the commencement of distributions, the portion of the Participant’s Account attributable to Company Matches shall be credited with interest as provided in Section 4.6. As of the close of business on the date immediately prior to the date distributions are to commence, interest and Investment earnings shall no longer be credited to a Participant’s Account pursuant to this Section 4.7(a) and interest shall be credited to the Participant’s Account as provided in Section 4.7(b).”
     3. Article VI of the Plan is hereby amended by adding a new Section 6.13 which shall provide as follows:
     “Section 6.13 Special One-Time In-Service Distribution of Participant’s Account. Notwithstanding anything to the contrary contained herein, at such time as the Committee shall determine, but not later than December 31, 2008, the Committee may allow a Participant to make an election to receive a lump sum distribution of all or a portion of such Participant’s (a) Account attributable to Deferrals; and (b) Company Matches that are 100% vested as of May 15, 2009 (a “Special Election”); provided such Special Election: (i) must be received by the Committee on or before December 15, 2008 and shall become irrevocable as of the date of receipt by the Company; (ii) shall not become effective for six (6) months after receipt of such Special Election by the Company; and (iii) shall not apply to any amount that would otherwise be payable during calendar year 2008. Notwithstanding a Participant’s Special Election pursuant to this Section 6.13, if the Participant’s Retirement, Disability, death, or Termination, as applicable occurs prior to the distribution date specified in such Special Election, the Participant’s Account shall be distributed pursuant to the Plan’s provisions regarding distributions upon Retirement, Disability, death, Termination or In-Service Distributions, as applicable. For purposes of determining the amount of interest or deemed Investment earnings or losses credited to a Participant’s Account under Section 4.7(a) with respect to distributions pursuant to this Section 6.13, the Conversion Date shall be May 15, 2009.”
     4. Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Amendment.

     IN WITNESS WHEREOF, Sysco has caused this First Amendment to be executed this 11th day of November, 2008, effective as set forth herein.

SYSCO CORPORATION

By: Name:	/s/ Michael C. Nichols Michael C. Nichols
Title:	Sr. Vice President, General Counsel and Secretary

ATTEST:

By: Name:	/s/ Thomas P. Kurz Thomas P. Kurz
Title:	Vice President, Deputy General
Counsel and Assistant Secretary

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